Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INDAPTUS THERAPEUTICS, INC.

Indaptus Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

A. The name of the Corporation is Indaptus Therapeutics, Inc. The Corporation was originally incorporated under the name of Intec Parent, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 24, 2021.

B. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the stockholders of the Corporation.

C. The first sentence of first paragraph of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one billion and five million shares, consisting of (a) one billion shares of common stock, $0.01 par value per share (“Common Stock”), and (b) five million shares of undesignated preferred stock, $0.01 par value per share (“Preferred Stock”).”

D. Article VII(A) of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at a duly called annual or special meeting of the stockholders of the Corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by all the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner required by the DGCL.”

E. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, Indaptus Therapeutics, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 27th day of February, 2026.

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Jeffrey Meckler
Name:	Jeffrey Meckler
Title:	Co-Chief Executive Officer